Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION
ANNOUNCES DIRECTOR APPOINTMENT

CLEARWATER, FLORIDA, May 14, 2008 – Owen Farren, Chairman and Chief Executive Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI), announced that TRC's Board of Directors has appointed N. John Simmons, Jr. as a new director.  Mr. Simmons was also appointed by the Board of Directors to serve on the Audit Committee.

Farren stated, "John Simmons brings to TRC an extensive business background including experience as President of a private equity firm where he provides guidance including director level and interim executive services to investee companies, significant director experience on the boards of public companies, and he also has diverse business experience including both public accounting and private industry."  Mr. Farren added, "TRC is fortunate to have Mr. Simmons join our Board of Directors."

John Simmons, age 52, has served as President of Quantum Capital Partners since December 1998. During his tenure with Quantum Capital Partners, Mr. Simmons has served as a key executive officer in several investee companies. From July 2005 to November 2007, he served as a Director and Chairman of the Audit Committee for Medquist, Inc. (NASDAQ).  From August 2002 to May 2007, Mr. Simmons was Chairman of the Board of Directors of SRI/Surgical Express, Inc. (NASDAQ).  Mr. Simmons has also served in executive roles with Eckerd Corporation and Checkers Drive-In Restaurants, Inc. and he was formerly an audit partner with KPMG Peat Marwick.

Mr. Simmons holds a B.B.A. in Accounting from Loyola University of the South.  He resides in Belleair, Florida.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace.  These products have worldwide application.  The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement:  Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties.  The actual results may differ materially from those described or contemplated.

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